Exhibit 10.2

January 5, 2020

Thomas Ondrof

VIA ELECTRONIC DELIVERY

Dear Mr. Ondrof:

On behalf of Aramark (the “Company”), I am extremely pleased to offer you the position of Executive Vice President, Chief Financial Officer of the Company (“CFO”), in accordance with the general terms and conditions of this letter agreement. As CFO, you will perform your duties from the Company’s headquarters in Philadelphia, Pennsylvania, will report to the Chief Executive Officer of the Company (the “CEO”) and will have such duties and authorities as are set forth in the Company’s by-laws or as are assigned from time to time by the CEO, which such duties will be commensurate with your position as CFO. Your employment with the Company will be at-will and may be terminated by the Company at any time, subject to the terms and conditions of that certain Aramark Agreement Relating to Employment and Post-Employment Competition to be executed by and between you and the Company in the form attached to this letter agreement as Exhibit A (the “Employment Agreement”) upon or prior to your commencement of employment on January 7, 2020. By signing this letter agreement, you agree to resign, without disagreement, from any and all positions that you hold with the Company and its affiliates upon any termination of your employment for any reason.

With respect to compensation for your services as CFO, you will receive the following compensation and benefits, from which the Company shall be entitled to withhold any amount required by law:

1)

The Company shall pay you a base salary (“Base Salary”) at the initial rate of $800,000 per annum, payable in accordance with the customary payroll practices for senior executives of the Company. The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall review your performance on a periodic basis and, in its sole discretion, may (but is not required to) increase your Base Salary. Any such increased salary shall thereafter be your Base Salary.

2)

Commencing with fiscal year 2020, the Company shall provide you with an annual cash target bonus opportunity that will be determined annually by the Committee, with an initial target of 100% of your Base Salary, payable upon the Company’s achievement of certain performance targets established annually by the Committee, consistent with current practice based on management’s recommendation of the annual business plan, all pursuant to the terms of the annual bonus plan applicable to the executive officers of the Company, as in effect from time to time (the “Bonus Plan”). Your bonus in respect of fiscal year 2020 shall be pro-rated based on the number of days you were employed in fiscal year 2020, relative to the number of days in such fiscal year, and otherwise paid subject to achievement of applicable performance metrics in accordance with the Bonus Plan.

3)

You will be entitled to four weeks’ paid vacation per calendar year, and you (and your dependents, as applicable) will be eligible to participate in the following Company plans and programs, in each case as in effect from time to time: the Company’s Executive Supplemental Health Plan, Executive Physical Program, Executive Disability Plan, Executive Term Life Plan, Matching Gifts Program, the Savings Incentive Retirement Plan, the Deferred Compensation Plan and the Executive Leadership Team Relocation Policy.

4)

You will be entitled to the following perquisites under the Company’s policies in place from time to time: Company-paid financial planning services, a car allowance equal to $1,100 per month (payable monthly) and Company-provided parking in the garage located on the Company’s premises, each on the same terms as provided to other Company executives. For the avoidance of doubt, you will not be entitled to any additional perquisites absent Committee approval.

5)

In addition to the foregoing, the Company shall recommend to the Committee that you be granted, upon your commencement of employment, the following opportunities to acquire shares of Company common stock (“Common Stock”) under the Company’s Amended and Restated 2013 Stock Incentive Plan, as may be amended from time to time (the “Stock Plan”), having a target total grant date fair value equal to $2,000,000, in such forms, and on substantially the same terms and conditions, as equity awards granted to other Executive Vice Presidents of the Company in fiscal year 2020, except that any time-vesting awards will only begin vesting following the grant date.

6)

Upon the occurrence of certain severance-qualifying events as set forth in the Employment Agreement or if you resign for any reason after the first anniversary of your hire date, you will be entitled to basic group medical, dental and vision insurance coverage from the date of your termination of employment until the date you attain age 65, pursuant to the terms and conditions thereof as set forth in the Employment Agreement.

Additionally, you will be required to hold Common Stock having a fair market value equal to three times your Base Salary (or such other amount of Common Stock as the Board may determine applicable to you in your capacity as CFO), all in accordance with Company stock ownership guidelines, as in effect from time to time. In addition, you will be subject to the Company’s clawback policy applicable to incentive compensation, as in effect from time to time.

Upon or prior to your commencement of employment, you and the Company shall execute an Indemnification Agreement in the same form as has been executed by the other executive officers of the Company.

You hereby represent to the Company that the execution and delivery of this letter agreement by you and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound. You shall be entitled to serve on not more than one (1) board of directors or trustees of a business corporation or other for-profit business entity; provided, that you agree that your appointment to and continued service on any such board of directors shall be subject to the prior approval of the Nominating and Corporate Governance Committee of the Board. You shall also be entitled to serve on such not-for-profit boards of directors as you may elect; provided, however, that you agree that substantially all of your business time shall be spent in the furtherance of your duties under this letter agreement.

The offer of employment hereunder is subject to your satisfactory completion of the Company’s hiring procedures, including but not limited to providing a reference and completion of a background check and drug and alcohol test. If the foregoing terms and conditions (including the terms of the Employment Agreement set forth in Exhibit A) are acceptable and agreed to by you, please countersign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned. This letter agreement will be subject to the laws of the State of Pennsylvania.

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Sincerely,

/s/ Lynn B. McKee
Lynn B. McKee
Executive Vice President, Human Resources
Aramark

Accepted and agreed this 5th day of January, 2020.

/s/ Thomas Ondrof
Thomas Ondrof

[SIGNATURE PAGE TO ARAMARK OFFER LETTER]

EXHIBIT A

[To Be Attached Upon Delivery]

A-1